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                                  Exhibit 99.8

        INFORMATION ARCHITECTS SECURES $11.6 MILLION IN EQUITY FINANCING

CHARLOTTE, N.C.--(BUSINESS WIRE)--June 8, 2000--Information Architects (iA;
NASDAQ: IARC), providers of XML-based real-time aggregation and syndication solutions, today announced that they have secured $11.6 million of equity financing.

Wayne Thomas, iA's Chief Financial Officer, stated: "The Internet infrastructure marketplace is very strong and SmartCode(R) is being well received by the all types of business'." Mr. Thomas continues, "We are very pleased that this financing will provide us with a strong balance sheet from which we can make sound but aggressive marketing decisions and should have ample cash to carry us to a profitable financial position."

The $11.6 million of equity financing was obtained through the private placement of convertible Preferred Stock that was priced at 5 1/2% above the closing market price on June 1, 2000. The placement is supported with warrants for common stock that are also priced at $7.00 per converted share. Both the preferred stock and warrants have a 65 day lock-up period during which time there can be no conversion.

ABOUT INFORMATION ARCHITECTS (iA)

iA (NASDAQ: IARC - news) offers real-time data aggregation and syndication solutions for the web through its patented SmartCode suite of products. SmartCode provides simultaneous data aggregation and syndication from multiple data sources and displays the collected data as a single seamless view. SmartCode enhances the overall user experience, promoting site stickiness and loyalty while reducing IT overhead. Further information about iA is available at http://www.ia.com.

FORWARD LOOKING STATEMENTS

The foregoing statements made in this press release that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may", "will", "anticipates", "expects", "projects", "estimates", "believes", "continue" or "should", the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward looking statements include, but are not limited to, our ability to manage growth and acquisitions of technology and people, the ability to attract and retain technical personnel, variations in quarterly operating results, significant current and expected additional competition, the need to continue to develop our products, the need to continue to expand product distribution and services offerings and other risks detailed from time to time in our SEC reports. We assume no obligation to update the information in this release.

Contact:
     Information Architects, Charlotte
     Tom Dudchik, 704/367-2049
     Thomas.dudchik@ia.com